AMERICAN PARTNERS LIFE INSURANCE COMPANY

                                POWER OF ATTORNEY

Gumer C. Alvero     Timothy V. Bechtold     Lorraine R. Hart     Eric L. Marhoun
Jeryl A. Millner    Teresa J. Rasmussen     John T. Sweeney

Do hereby jointly and severally authorize Eric L. Marhoun, Mary Ellyn Minenko, James M. Odland, Teresa J.Rasmussen, H. Bernt von Ohlen and Susan Wold to sign as their agent any Registration Statement, pre-effective amendment, post-effective amendment and any application for exemptive relief of the American Partners Life Insurance Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, and do hereby ratify such signatures heretofore made by such persons.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney for the purpose herein set forth.

Dated the 21st day of April, 2003.

/s/ John T. Sweeney
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    John T. Sweeney